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                     October 23, 2020

       Stuart Levy
       Executive Vice President, Chief Financial Officer
       Domino   s Pizza, Inc.
       30 Frank Lloyd Wright Drive
       Ann Arbor, MI 48105

                                                        Re: Domino   s Pizza,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 29, 2019
                                                            Filed February 20,
2020
                                                            File No. 001-32242

       Dear Mr. Levy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services